Exhibit 99.1
FOR RELEASE 4:30 PM ET, April 24, 2017
Contact:    Robert S. Tissue, Sr. Vice President & CFO
Telephone:    (304) 530-0552
Email:        rtissue@summitfgi.com
SUMMIT FINANCIAL GROUP, INC. ANNOUNCES RESOLUTION OF LITIGATION
MOOREFIELD, WV - April 24, 2017 (GLOBE NEWSWIRE) - Summit Financial Group, Inc. (“Summit”) (NASDAQ: SMMF) announces today it reached settlement with the Residential Funding Company, LLC (“RFC”) and ResCap Liquidating Trust (together with RFC, “ResCap”), to resolve fully all litigation between Summit and ResCap. This litigation, pending since May 2014 and among more than 70 other similar cases ResCap has filed nationally against other lenders, related to certain residential mortgage loans originated by a former subsidiary of Summit and sold to RFC between 2003 and 2007.
Under the terms of the settlement, Summit agreed to pay ResCap $9.9 million which will be recorded as a charge against our first quarter 2017 earnings and result in an after-tax reduction in net income of $6.2 million, or $0.58 per diluted share.
“After extensive consideration of the relevant issues, including the uncertainties inherent in complex litigation and its enormous defense costs, we believe it is in our best interests to enter into this settlement which eliminates the possibility of any additional exposure and puts this issue behind us thus enabling us to focus more resources on enhancing long-term shareholder value,” commented H. Charles Maddy, III, President and Chief Executive Officer of Summit.
About the Company
Summit Financial Group, Inc. is a $2.1 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle and Southern regions of West Virginia and the Northern, Shenandoah Valley and Southwestern regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates thirty banking locations. Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia and Leesburg, Virginia.

FORWARD-LOOKING STATEMENTS
This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.
Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economies. We undertake no obligation to revise these statements following the date of this press release.